Exhibit (h-2)
AMENDMENT TO
ADMINISTRATION AGREEMENT
     AMENDMENT made as of January 1, 2008, between PACIFIC CAPITAL FUNDS, a Massachusetts business Trust (the “Trust”) and BANK OF HAWAII, a Hawaii banking corporation (“Bank of Hawaii”).
     WHEREAS, the parties have entered into an Administration Agreement dated as of July 1, 2006 (the “Agreement”); and
     WHEREAS, the parties wish to revise the Agreement in certain respects;
     NOW, THEREFORE, for good and valuable consideration, the parties agree that the Agreement is hereby amended as follows, effective as of the date first set forth above:
     1. Amendments. Schedule A of the Agreement shall be amended as follows:
     (a) Item 8 shall be replaced in its entirety with the following: “Review, examine, monitor, and act as liaison with respect to the operations and performance of various organizations providing services to the Trust or any Fund, including the distributor, custodian, sub-administrator, fund accountant, and transfer agent, and, at the request of the Board, report to the Board on the performance of such organizations, and negotiate, coordinate and facilitate execution of the Trust’s agreements with such service providers and submit the same for review by the Trust and its counsel;”
     (b) Item 10 shall be replaced in its entirety with the following: “Work with the Trust’s Chief Compliance Officer to facilitate the review of Trust policies and procedures and coordinate changes;”
     (c) Item 14 shall be replaced in its entirety with the following: “Coordinate with the sub-administrator and distributor to support the Fund’s web sites;”
     2. Representations and Warranties.
     (a) The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been represented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.
     (b) Bank of Hawaii represents that it has full power and authority to enter into and perform this Amendment.

Exhibit (h-2)
     3. Miscellaneous.
     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
     (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.
     (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
* * * * *
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

PACIFIC CAPITAL FUNDS
By:	/s/ Robert I. Crowell

Name:	Robert I. Crowell

Title:	President

BANK OF HAWAII
By:	/s/ Jennifer Lam

Name:	Jennifer Lam

Title:	Vice President